Exhibit 99.1

For Immediate Release

Investor Contact: Inspire Pharmaceuticals, Inc. Jenny Kobin VP, Investor Relations and Corporate Communications (919) 941-9777, Extension 219	Media Contact: Inspire Pharmaceuticals, Inc. Cara Amoroso Assoc. Director, Corporate Communications (919) 941-9777, Extension 266

INSPIRE NAMES DR. CHARLES JOHNSON AS EXECUTIVE VICE PRESIDENT OF

RESEARCH AND DEVELOPMENT AND CHIEF MEDICAL OFFICER

- Experienced Pulmonologist and Cystic Fibrosis Drug Development Expert Joins Inspire -

DURHAM, NC - August 13, 2010 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today it has entered into an Executive Employment Agreement with Charles A. Johnson, M.D., who will become Executive Vice President of Research and Development and Chief Medical Officer, effective September 15, 2010.

Dr. Johnson, age 60, is an accomplished pulmonologist and pharmaceutical executive with more than 30 years of experience in academic clinical practice and the pharmaceutical industry. Dr. Johnson, who will relocate to North Carolina, served since 2007 as Chief Medical Officer at APT Pharmaceuticals, a private respiratory company developing inhaled cyclosporine for lung transplant patients. Prior to that, Dr. Johnson worked at Genentech for 13 years where he held several senior leadership positions, including Vice President and Head of the Immunology and Tissue Repair clinical group, with responsibility for the approvals of RITUXAN® for rheumatoid arthritis and LUCENTIS® for wet age-related macular degeneration and for the clinical development of PULMOZYME®, NUTROPIN®, ACTIVASE®, TNKASE®, RAPTIVA® and XOLAIR®. Dr. Johnson led presentations of the Biologic License Applications for XOLAIR for asthma and RAPTIVA for psoriasis during Advisory Committee meetings conducted by the U.S. Food and Drug Administration. Prior to Genentech, Dr. Johnson spent 18 years practicing medicine, including serving as the Director of the Cystic Fibrosis (CF) Center at Washington University in St. Louis, MO.

Dr. Johnson received his medical degree from the University of Cape Town in South Africa, gained Board certification in Pediatrics at the Red Cross War Memorial Children’s Hospital and completed his Pediatric Pulmonology Fellowship at Washington University. Dr. Johnson has presented and published scientific and clinical data in numerous peer-reviewed pulmonary journals.

“As part of our ongoing efforts to position Inspire for success, we are extremely pleased to add such a high caliber executive with an ideal background to our executive leadership team,” said Adrian Adams, President and CEO of Inspire. “Dr. Johnson brings significant medical, regulatory and drug development expertise in both of our current, focused therapeutic areas of pulmonology and ophthalmology. In addition, Dr. Johnson’s experience as a pediatric

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pulmonologist and former Director of a CF Center will provide important insight into the opportunities and challenges faced by CF patients and their caregivers. His overall experience and input will be extraordinarily valuable given our upcoming potentially transformational milestones related to our denufosol tetrasodium CF Phase 3 clinical program.”

Dr. Johnson commented, “Inspire has a compelling story with a unique specialty pharmaceutical portfolio supported by what I believe is novel science in the ophthalmic and pulmonary therapeutic areas, which fit well with my previous experience. My passion for CF-related research and patient care stems from my years spent at Washington University and at Genentech, where I participated in the pre-launch, launch and post-approval activities for PULMOZYME. I am excited to join Inspire at a time of tremendous opportunity and look forward to working with the R&D team on the ophthalmic and pulmonary development programs, in particular, denufosol, a therapeutic treatment that could potentially change the course of lung disease for CF patients.”

About Inspire

Inspire is a biopharmaceutical company focused on researching, developing and commercializing prescription pharmaceutical products for ophthalmic and pulmonary diseases. Inspire’s goal is to build and commercialize a sustainable portfolio of innovative new products based on its technical, scientific and commercial expertise. The most advanced compounds in Inspire’s clinical pipeline are denufosol tetrasodium for cystic fibrosis and PROLACRIA™ (diquafosol tetrasodium ophthalmic solution) 2% for dry eye, which are both in Phase 3 development, and AZASITE® (azithromycin ophthalmic solution) 1% for blepharitis, which is in Phase 2 development. Inspire receives revenues related to the promotion of AZASITE for bacterial conjunctivitis, the co-promotion of ELESTAT® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis and royalties based on net sales of RESTASIS® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurance can be made with respect to: the effective commencement date of Dr. Johnson’s employment; the Company’s ongoing efforts to position itself for success; Dr. Johnson’s ability to provide important insight into the opportunities and challenges faced by CF patients and their caregivers; the value of Dr. Johnson’s overall experience and input; the timing or outcome of the Company’s upcoming milestones related to its denufosol tetrasodium CF Phase 3 clinical program, or the potential ability of such milestones to be transformational; the ability of denufosol to potentially change the course of lung disease for CF patients; Dr. Johnson’s planned relocation to North Carolina; or the Company’s ability to build and commercialize a sustainable portfolio of innovative new products based on its technical, scientific and commercial expertise. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the timing of a launch of a generic form of ELESTAT, intellectual property rights, competitive products, results and timing of clinical trials,

4222 Emperor Boulevard, Suite 200 — Durham, North Carolina 27703

Telephone 919.941.9777 — Fax 919.941.9797

success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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4222 Emperor Boulevard, Suite 200 — Durham, North Carolina 27703

Telephone 919.941.9777 — Fax 919.941.9797